Exhibit 99

Manning & Napier, Inc. Reports Third Quarter 2018 Earnings Results

FAIRPORT, NY, October 30, 2018 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2018 third quarter results for the period ended September 30, 2018.
Summary Highlights

•	Assets under management ("AUM") at September 30, 2018 were $23.1 billion, compared to $22.8 billion at June 30, 2018

•	Revenue for the third quarter was $40.5 million, a decrease of 1% from second quarter revenue of $41.1 million

•	Third quarter income before taxes was $5.3 million; the net income attributable to Manning & Napier, Inc. for the third quarter was $0.8 million, or $0.05 per diluted share

•	On a non-GAAP basis, economic net income for the quarter was $3.7 million, or $0.05 per adjusted share

•	The Company's Board of Directors declared a quarterly dividend of $0.02 per share at the October 2018 board meeting

“The bull market showed no sign of slowing down during an exuberant third quarter for U.S. equity markets. Despite a run to new all-time highs, global risks have been rising that are only now beginning to reveal themselves early in the fourth quarter. We believe that risk management doesn’t just happen, and that our actively managed investment process is enabling us to position client portfolios appropriately given the current environment,” said Jeff Coons, President and Co-CEO of Manning & Napier.

Dr. Coons continued, “Equally as important, we are starting to see signs that the key initiatives we prioritized during our recent business review may be gaining traction. Client flows improved during the third quarter, due to select wins in some of our focus strategies. We are hopeful our ability to combine active management with our enhanced consultative offerings will be well received by clients and prospects. These initiatives illustrate our continued commitment to helping our clients achieve their financial goals.”

Third Quarter 2018 Financial Review
On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Refer to the section below entitled "Adoption of ASU 2014-09, Revenue from Contracts with Customers" for impacts to the Company.
Manning & Napier reported third quarter 2018 revenue of $40.5 million, a decrease of 17% from revenue of $48.8 million reported in the third quarter of 2017, and a decrease of 1% from revenue of $41.1 million reported in the second quarter of 2018. The decrease in revenue resulted primarily from decreases in average AUM. Average AUM for the third quarter of 2018 was $23.0 billion, a 15% and 1% decrease from average AUM for the third quarter of 2017 and the second quarter of 2018, when average AUM was $27.0 billion and $23.1 billion, respectively. Revenue as a percentage of average AUM was 0.70% for the third quarter of 2018, compared to 0.72% for the third quarter of 2017 and 0.71% for the second quarter of 2018.

Operating expenses for the third quarter of 2018 were $36.0 million, a decrease of $1.1 million, or 3%, compared with the third quarter of 2017, and an increase of $1.2 million, or 4%, compared with the second quarter of 2018.
Compensation and related costs were $23.1 million for the third quarter of 2018, an increase of $0.8 million, or 4%, and $1.4 million, or 7%, compared with the third quarter of 2017 and second quarter of 2018, respectively. The primary driver of the increase in the third quarter of 2018 over both the third quarter of 2017 and the second quarter of 2018 was approximately $2.4 million of employee severance costs for both voluntary and involuntary workforce reductions in connection with the Company's recent business review. The increase in compensation and related costs in the third quarter of 2018 over the third quarter of 2017 was partially offset by a 12% reduction in average workforce, decreases in our executive team compensation, and lower variable incentive costs as a result of the reduction in AUM and revenue. As a percentage of revenue, compensation and related costs for the third quarter of 2018 were 57%, compared with 46% for the third quarter of 2017 and 53% for the second quarter of 2018. When excluding the impact of the employee severance costs recognized during the third quarter in connection with the Company’s recent business review, compensation and related costs as a percentage of revenue would have been 51% for the quarter.
Distribution, servicing and custody expenses for the third quarter of 2018 decreased by $2.4 million, or 35%, when compared to the third quarter of 2017 and remained flat when compared to the second quarter of 2018. Approximately $0.7 million of the decrease from the third quarter of 2017 is a result of the adoption of Topic 606 which resulted in the change in the presentation of certain revenue related costs on a gross versus net basis with no impact to net income. The remaining decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM which decreased by 22% when compared to the third quarter of 2017 and 2% when compared to the second quarter of 2018.
Other operating costs in the third quarter of 2018 increased by $0.5 million, or 6%, compared with the third quarter of 2017, and decreased by $0.2 million, or 2%, compared with the second quarter of 2018. The increase from the third quarter of 2017 is primarily a result of the 2018 adoption of Topic 606, which resulted in a change in presentation of certain revenue related costs on a gross versus net basis with no impact to net income. As a percentage of revenue, other operating costs for the third quarter of 2018 were 21% compared to 16% for the third quarter of 2017 and 21% for the second quarter of 2018.
Operating income was $4.5 million for the third quarter of 2018, a decrease of $7.2 million, or 61%, from the third quarter of 2017 and a decrease of $1.8 million, or 29%, from the second quarter of 2018. Operating margin was 11% for the third quarter of 2018, compared with 24% for the third quarter of 2017 and 15% for the second quarter of 2018.
Non-operating income was $0.7 million for the third quarter of 2018, compared to $0.8 million and $0.3 million for the third quarter of 2017 and second quarter of 2018, respectively. Non-operating income for the third quarter of 2018 includes $0.5 million of interest and dividend income, compared to $0.2 million and $0.4 million for the third quarter of 2017 and second quarter of 2018, respectively. In addition, non-operating income for the third quarter of 2018 includes $0.1 million of net gains on investments held by the Company to provide initial cash seeding for product development purposes, compared to net gains of $0.7 million for the third quarter of 2017 and net loss of less than $0.1 million for the second quarter of 2018.
Income before taxes was $5.3 million for the third quarter of 2018, compared to $12.6 million in the third quarter of 2017, a 58% decrease, and $6.7 million in the second quarter of 2018, a 21% decrease. Provision for income taxes decreased by $0.5 million and $0.2 million compared to the third quarter of 2017 and second quarter of 2018, respectively. The decrease from the third quarter of 2017 was primarily driven by the enactment of the Tax Cuts and Jobs Act (“U.S. Tax Reform”), signed into law on December 22, 2017, which decreased the corporate federal tax rate from 35% to 21%.
Net income attributable to the controlling and noncontrolling interests for the third quarter of 2018 was $5.0 million, compared to $11.9 million in the third quarter of 2017 and $6.2 million in the second quarter of 2018. Net income attributable to Manning & Napier, Inc. for the third quarter of 2018 was $0.8 million, or $0.05 per basic and diluted share, compared to net income of $1.5 million, or $0.10 per basic and diluted share, in the third quarter of 2017 and $0.8 million, or $0.05 per basic and diluted share, in the second quarter of 2018, and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interests are attributable to the other members of Manning & Napier Group, LLC.
As defined in the Non-GAAP Financial Measures section of this release, the Company uses economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business.

On this basis, Manning & Napier reported third quarter 2018 economic net income of $3.7 million, or $0.05 per adjusted share, compared to $7.7 million, or $0.10 per adjusted share, in the third quarter of 2017 and $4.6 million, or $0.06 per adjusted share, in the second quarter of 2018.
Nine months ended September 30, 2018 Financial Review
Manning & Napier reported 2018 year-to-date revenue of $123.9 million, a decrease of 21% from revenue of $155.9 million reported for the same period in 2017. This decrease was consistent with changes in average AUM, which decreased by 19% from the prior year to $23.5 billion in 2018. 2018 year-to-date revenue as a percentage of average AUM remained consistent with the prior year-to-date period at 0.71%.
2018 year-to-date operating expenses were $105.8 million, a decrease of $6.6 million, or 6%, from the same period in 2017.
Compensation and related costs for 2018 year-to-date increased by $0.7 million, or 1%, when compared to the same period in 2017. This increase was driven by changes in our executive team compensation and by approximately $2.4 million of employee severance costs for both voluntary and involuntary workforce reductions recorded in the third quarter of 2018 related to the Company's recent business review. This increase was partially offset by a 10% reduction in average workforce and lower variable incentive costs as a result of the reduction in AUM and revenue. As a percentage of revenue, compensation and related costs for 2018 year-to-date were 55%, compared to 44% for the prior year.
Distribution, servicing and custody expenses for 2018 year-to-date decreased by $7.6 million, or 36%, from 2017 for the same period. Approximately $2.0 million of the decrease is a result of the adoption of Topic 606, which resulted in the change in the presentation of certain revenue related costs on a gross versus net basis with no impact to net income. The remaining decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM, which decreased by 30% when compared to 2017 year-to-date.
Other operating costs for 2018 year-to-date increased by $0.3 million, or 1%, when compared to 2017 year-to-date. The 2018 period includes $1.5 million of expense related to the adoption of Topic 606, which resulted in the change in the presentation of certain revenue related costs on a gross versus net basis with no impact to net income, as well as a $2.1 million operating gain recognized during the first quarter of 2018 from the Company's sale of the Rainier U.S. mutual funds. As a percentage of revenue, other operating costs were 19% and 15% for the nine months ended September 30, 2018 and 2017, respectively.
Operating income was $18.1 million for 2018 year-to-date, a decrease of $25.3 million, or 58%, from 2017 year-to-date. Operating margin for 2018 year-to-date was 15% compared to the prior year period of 28%.
Non-operating income for 2018 year-to-date was $1.6 million, a decrease of $1.2 million from the 2017 period. This decrease is due mainly to 2017 net gains of $2.3 million on investments held by the Company to provide initial cash seeding for product development purposes, compared to net losses of $0.2 million in 2018. In addition, the 2018 year-to-date period included $1.4 million of interest and dividend income, compared to $0.6 million for the same period in 2017.
Income before taxes was $19.7 million for 2018 year-to-date, compared to $46.3 million in the 2017 period, a 57% decrease. Provision for income taxes for 2018 year-to-date decreased by $2.1 million compared to the 2017 period, primarily due to the enactment of the U.S. Tax Reform and a decrease in taxable earnings compared to the same period in 2017.
Net income attributable to the controlling and noncontrolling interests was $18.4 million and $43.0 million for 2018 year-to-date and 2017 year-to-date, respectively. Net income attributable to the common shareholders for 2018 year-to-date was $2.8 million, or $0.18 per basic and diluted share, compared to $5.1 million, or $0.35 per basic and diluted share for 2017 year-to-date.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, economic net income was $14.0 million, or $0.18 per adjusted share for 2018 year-to-date, compared to $28.2 million, or $0.35 per adjusted share for 2017 year-to-date.

Assets Under Management
As of September 30, 2018, AUM was $23.1 billion, an increase of 1% from $22.8 billion as of June 30, 2018 and a decrease of 13% from $26.5 billion as of September 30, 2017. The composition of the Company’s AUM across portfolios as of September 30, 2018 was 65% in blended assets, 30% in equity, and 5% in fixed income, compared to 66% in blended assets, 29% in equity, and 5% in fixed income at June 30, 2018, and 62% in blended assets, 33% in equity, and 5% in fixed income at September 30, 2017.
Since June 30, 2018, AUM increased by $0.2 billion. This increase in AUM was attributable to market appreciation of $0.5 billion, partially offset by net client outflows of $0.2 billion. Net client outflows consisted of approximately $0.2 billion of net outflows for separate accounts while outflows in mutual fund and collective investment trust were offset by cash inflows for the quarter. The annualized separate account retention rate for the three months ended September 30, 2018 was 92%, an increase from 85% for the rolling 12 months ended September 30, 2018.
When compared to September 30, 2017, AUM decreased by $3.5 billion from $26.5 billion, including a decrease of $1.6 billion, or 9%, in separate account AUM and a decrease of $1.8 billion, or 20%, in mutual fund and collective investment trust AUM. The $3.5 billion decrease in AUM from September 30, 2017 to September 30, 2018 was attributable to net client outflows of approximately $4.6 billion and disposed assets of $0.4 billion, partially offset by market appreciation of $1.5 billion. The net client outflows of $4.6 billion consisted of $2.7 billion of net outflows for separate accounts and $1.9 billion of net outflows for mutual funds and collective investment trusts.
Balance Sheet
Cash and cash equivalents were $76.7 million and $77.2 million as of September 30, 2018 and June 30, 2018, respectively. Investments, including short-term investments and seeded products, were $70.0 million and $69.4 million, as of September 30, 2018 and June 30, 2018, respectively.
During the quarter ended September 30, 2018, Manning & Napier Group, LLC distributed $2.5 million in cash to its members, and declared a third quarter dividend of $0.08 per share of Class A common stock. As of September 30, 2018, the Company had no debt.
Dividends on Common Stock
On October 23, 2018, the Board of Directors declared a quarterly dividend of $0.02 per share of Class A common stock, payable to holders of record as of January 15, 2019. The dividend will be paid on or about February 1, 2019. The reduction from the previous dividend of $0.08 per share is expected to provide the Company with additional financial flexibility while it pursues initiatives to strengthen its core business and infrastructure. The Company continues to maintain a meaningful cash position to support ongoing operations and key initiatives as identified within the Company's strategic business plan. The Company's Board of Directors will continue to review the dividend on a quarter-by-quarter basis.
Adoption of ASU 2014-09, Revenue from Contracts with Customers
On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) using the modified retrospective approach with the cumulative effect of initial application recognized January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted. There were no changes in the timing of revenue recognition. Upon the adoption of Topic 606, the Company changed the presentation of certain revenue related costs on a gross versus net basis, impacting revenue, distribution, servicing and custody expenses, as well as other operating costs within its consolidated statements of operations. This change had no impact on net income.
In addition, effective January 1, 2018, the Company changed the presentation of revenue within its consolidated statements of operations. Revenue, previously reported as a single line item, has been disaggregated to present revenue by the various services the Company provides. Amounts for the comparative prior periods have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported net income and do not represent a restatement of any previously published financial results.
Conference Call
Manning & Napier will host a conference call to discuss its 2018 third quarter financial results on Tuesday, October 30, 2018, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID#

8866076. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through November 6, 2018. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 8866076. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Management uses economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before tax provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 29.0%, 30.7% and 39.0% for the three-month periods ended September 30, 2018, June 30, 2018 and September 30, 2017, respectively, and 29.0% and 39.0% for the nine-months ended September 30, 2018 and 2017, respectively, reflecting assumed federal, state and local income taxes. The decrease in the effective tax rate from 2017 was attributable to the reduction of the corporate income tax rate from the enactment of the U.S. Tax Reform which was signed into law on December 22, 2017.
Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer U.S. and non-U.S. equity, fixed income, and a range of blended asset portfolios, such as life cycle funds and actively-managed exchange-traded fund ("ETF")-based portfolios. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 377 employees as of September 30, 2018.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
212-279-3115
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenues
Management Fees
Separately managed accounts	$24,228	$24,483	$27,182	$74,066	$84,651
Mutual funds and collective investment trusts	10,596	11,030	15,672	32,606	52,763
Distribution and shareholder servicing	2,974	3,033	3,473	9,185	9,867
Custodial services	2,021	1,895	1,925	5,838	6,282
Other revenue	729	679	586	2,197	2,296
Total revenue	40,548	41,120	48,838	123,892	155,859
Expenses
Compensation and related costs	23,105	21,689	22,287	68,567	67,901
Distribution, servicing and custody expenses	4,518	4,502	6,920	13,801	21,415
Other operating costs	8,392	8,579	7,887	23,425	23,099
Total operating expenses	36,015	34,770	37,094	105,793	112,415
Operating income	4,533	6,350	11,744	18,099	43,444
Non-operating income (loss)
Non-operating income (loss), net	719	332	847	1,586	2,835
Income before provision for income taxes	5,252	6,682	12,591	19,685	46,279
Provision for income taxes	274	492	739	1,244	3,324
Net income attributable to the controlling and the noncontrolling interests	4,978	6,190	11,852	18,441	42,955
Less: net income attributable to the noncontrolling interests	4,198	5,424	10,331	15,681	37,852
Net income attributable to Manning & Napier, Inc.	$780	$766	$1,521	$2,760	$5,103

Net income per share available to Class A common stock
Basic	$0.05	$0.05	$0.10	$0.18	$0.35
Diluted	$0.05	$0.05	$0.10	$0.18	$0.35
Weighted average shares of Class A common stock outstanding
Basic	14,740,541	14,691,928	14,249,347	14,583,570	14,135,288
Diluted	78,096,830	14,709,403	78,210,019	78,134,657	14,241,642

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Net income attributable to Manning & Napier, Inc.	$780	$766	$1,521	$2,760	$5,103
Add back: Net income attributable to the noncontrolling interests	4,198	5,424	10,331	15,681	37,852
Add back: Provision for income taxes	274	492	739	1,244	3,324
Income before provision for income taxes	5,252	6,682	12,591	19,685	46,279
Adjusted income taxes (Non-GAAP)	1,524	2,053	4,910	5,709	18,049
Economic net income (Non-GAAP)	$3,728	$4,629	$7,681	$13,976	$28,230

Weighted average shares of Class A common stock outstanding - Basic	14,740,541	14,691,928	14,249,347	14,583,570	14,135,288
Assumed vesting, conversion or exchange of:
Manning & Napier Group, LLC units outstanding (non-controlling interest)	63,349,721	63,349,721	63,937,284	63,537,114	64,541,055
Unvested restricted share-based awards	661,250	709,863	874,080	747,439	1,071,448
Weighted average adjusted shares (Non-GAAP)	78,751,512	78,751,512	79,060,711	78,868,123	79,747,791

Economic net income per adjusted share (Non-GAAP)	$0.05	$0.06	$0.10	$0.18	$0.35

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total

As of June 30, 2018	$15,605.9	$7,231.8	$22,837.7	$14,977.9	$6,671.4	$1,188.4	$22,837.7
Gross client inflows (1)	390.4	686.8	1,077.2	459.3	573.5	44.4	1,077.2
Gross client outflows (1)	(633.7)	(688.2)	(1,321.9)	(765.7)	(506.8)	(49.4)	(1,321.9)
Market appreciation/ (depreciation) & other (2)	369.9	109.0	478.9	272.3	205.5	1.1	478.9
As of September 30, 2018	$15,732.5	$7,339.4	$23,071.9	$14,943.8	$6,943.6	$1,184.5	$23,071.9
Average AUM for period	$15,728.0	$7,222.8	$22,950.8	$14,982.1	$6,788.5	$1,180.2	$22,950.8

As of March 31, 2018	$15,960.1	$7,473.4	$23,433.5	$14,998.4	$7,214.2	$1,220.9	$23,433.5
Gross client inflows (1)	331.1	349.7	680.8	432.6	231.2	17.0	680.8
Gross client outflows (1)	(899.7)	(654.5)	(1,554.2)	(718.3)	(776.7)	(59.2)	(1,554.2)
Market appreciation/(depreciation) & other (2)	214.4	63.2	277.6	265.2	2.7	9.7	277.6
As of June 30, 2018	$15,605.9	$7,231.8	$22,837.7	$14,977.9	$6,671.4	$1,188.4	$22,837.7
Average AUM for period	$15,689.8	$7,394.2	$23,084.0	$14,973.6	$6,909.2	$1,201.2	$23,084.0

As of June 30, 2017	$17,714.9	$9,360.6	$27,075.5	$16,613.8	$9,094.3	$1,367.4	$27,075.5
Gross client inflows (1)	407.2	393.4	800.6	468.0	278.0	54.6	800.6
Gross client outflows (1)	(1,383.4)	(928.2)	(2,311.6)	(1,193.5)	(1,014.5)	(103.6)	(2,311.6)
Market appreciation/(depreciation) & other (2)	621.6	359.7	981.3	491.8	479.6	9.9	981.3
As of September 30, 2017	$17,360.3	$9,185.5	$26,545.8	$16,380.1	$8,837.4	$1,328.3	$26,545.8
Average AUM for period	$17,707.0	$9,294.0	$27,001.0	$16,538.6	$9,125.2	$1,337.2	$27,001.0

For the nine months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total

As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Gross client inflows (1)	1,140.1	1,517.8	2,657.9	1,351.1	1,160.2	146.6	2,657.9
Gross client outflows (1)	(2,859.2)	(2,373.7)	(5,232.9)	(2,586.7)	(2,350.0)	(296.2)	(5,232.9)
Acquired/(disposed) assets	—	(251.6)	(251.6)	—	(251.6)	—	(251.6)
Market appreciation/(depreciation) & other (2)	595.0	190.3	785.3	512.8	264.4	8.1	785.3
As of September 30, 2018	$15,732.5	$7,339.4	$23,071.9	$14,943.8	$6,943.6	$1,184.5	$23,071.9
Average AUM for period	$15,992.1	$7,502.4	$23,494.5	$15,144.4	$7,122.6	$1,227.5	$23,494.5

As of December 31, 2016	$18,801.9	$12,881.1	$31,683.0	$19,909.4	$10,463.9	$1,309.7	$31,683.0
Gross client inflows (1)	1,384.3	1,554.4	2,938.7	1,733.9	914.1	290.7	2,938.7
Gross client outflows (1)	(5,223.1)	(6,807.8)	(12,030.9)	(7,321.1)	(4,382.1)	(327.7)	(12,030.9)
Market appreciation/(depreciation) & other (2)	2,397.2	1,557.8	3,955.0	2,057.9	1,841.5	55.6	3,955.0
As of September 30, 2017	$17,360.3	$9,185.5	$26,545.8	$16,380.1	$8,837.4	$1,328.3	$26,545.8
Average AUM for period	$18,397.8	$10,784.9	$29,182.7	$17,917.8	$9,948.0	$1,316.9	$29,182.7

(1)	Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.

(2)
Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.

# # #